PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND

Lawrenceburg, Ind., January 24, 2013 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share, payable on or about February 22, 2013, to stockholders of record as of the close of business on February 6, 2013.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:        United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822